Filed pursuant to Rule 424(b)(3)
 Registration Statement No. 333-172440

PROSPECTUS
FINISHING TOUCHES HOME GOODS INC.
3,000,000 SHARES

COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol "FNTU". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 26, 2012, was $2.82. This quotation reflects inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.  Each of the selling shareholders, and any broker-dealer executing sell orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”). Our common stock is quoted on the OTC Bulletin Board under the symbol “FNTU”. There has been limited trading in our common stock and there is no guarantee that a market will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

  The date of this Prospectus is: December 3, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this Prospectus, including but not limited to, the risk factors beginning on page 3. In addition, certain statements are forward-looking statements which involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements."

References in this Prospectus to “Finishing Touches Home Goods”, “Company”, “we”, “our”, or “us” refer to Finishing Touches Home Goods Inc. and its subsidiaries, on a consolidated basis, unless otherwise indicated or the context otherwise requires.

OUR COMPANY

Finishing Touches Home Goods, Inc. was formed as a corporation pursuant to the laws of the State of Nevada on December 8, 2009. We conduct our business as an integrated consulting firm that assists individuals, organizations, companies and government agencies in finding solutions to home and workplace-related barriers for seniors and people with disabilities as well as ergonomics consultancy. We provide consulting services, including site audits and accessibility/ergonomic planning and development; installation and sales of accessibility, ergonomic and safety products, ergonomic consultancy for homes and businesses.  We have been focused on serving residential and commercial customers in Russia.  In January 2012, Nikolay Koval and Ravilya Islyntieva resigned as our officers and Mark Hunter was appointed as our sole officer and a director.  On January 27, 2012, Nikolay Koval, Ravilya Islyntieva, Roman Urkevitch and Olga Shenberger resigned from our board of directors and Mr. Hunter remained as our sole director. Following this change in management, and although we continue to conduct our historical business, we determined it to be in the Company’s best interest to explore additional business opportunities that may be divergent from our current business focus. On June 14, 2012, we sold 100% ownership in our wholly owned subsidiary, Finishing Touches Home Goods Inc. (“FTHG Canada”), an Ontario, Canada based company for cash payment of $1 as consideration. FTHG Canada did not conduct any operations prior to its sale. We plan on exploring new strategic and developmental opportunities in other business sectors which, after research and investigation, we deem to be potentially advantageous to us, although to date, we have not entered into any binding agreements or made a formal decision regarding such new direction of the Company.

We offer functional assessment services for commercial and residential properties and offer recommendations based on our assessment to improve accessibility and safety of these sites. Whether our client’s primary goal is to improve the safety of their property or provide independence to mobility challenged individuals, we assess each client’s unique situation and help them to develop and execute a cost-effective plan. We also offer our clients practical ergonomic solutions by offering consulting services such as Ergonomic Assessments, Physical Demands Assessments, Disability Management / Return to Work, and Occupational Health & Safety.

On January 13, 2012, Mr. Hunter formed a private limited company Endeavour Principle Capital Limited (“Endeavour”), a UK corporation and later transferred the ownership of Endeavour to the Company at no consideration.. Endeavour was incorporated to facilitate the Company’s business efforts in the UK and other European countries, where customers, suppliers and potential business partners are more willing to carry out transitions with companies governed by the same or familiar legal and tax systems. Because our management operates from our UK office and certain expenses are incurred in the UK, having a subsidiary in the UK ensures more efficient tax and foreign exchange planning, as well as more efficient administrative and banking services.

Our gross revenue for our fiscal year ended October 31, 2011 and the nine months ended July 31, 2012 was $107,511 and $23,500, respectively.

We have funded our initial operations through the issuance of 9,000,000 shares of capital stock for net proceeds of $36,000, the sale of three promissory notes in the aggregate principal amount of $400,000, forgiven debt from former officers of $25,658 and revenue from consulting and renovation of $142,434 generated during the period from inception to date. Due to the uncertainty of our ability to generate sufficient revenues from our operating activities and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, in their report on our financial statements for the fiscal year ended October 31, 2011, our registered independent auditors included additional comments indicating concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our registered independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To date, our cash flow requirements have been primarily met by equity and debt financings. Management expects to keep operating costs to a minimum until cash is available through financing or operating activities.  Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. If we are unable to generate sufficient revenues or unable to obtain additional funds for our working capital needs, or our existing contracts are terminated by our customers we may need to cease or curtail operations.

Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company's operations. For these reasons, our independent registered auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Our principal offices are located at 1 City Square, Leeds, England UK LS1 2ES. Our telephone number is +011 33 663 055.

The Offering

Securities Being Offered:	Up to 3,000,000 shares of common stock.

Offering Price:	The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.

Terms of the Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering:
The offering will conclude when all of the 3,000,000 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares.  We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144.

Securities Issued And to be Issued:	9,000,000 shares of our common stock are issued and outstanding as of November 27, 2012. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company’s audited consolidated financial statements as of and for the fiscal year ended October 31, 2011 and unaudited consolidated financial statements for the nine months ended July 31, 2012, which are included elsewhere in this prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

Balance Sheets

	July 31, 2012	October 31, 2011
	(unaudited)

Cash	$35,493	$-

Net current assets of discontinued operations	$21	$25,560

Total assets	$45,034	$30,497

Total current liabilities	$156,697	$55,531

Total stockholders’ deficit	$(111,663)	$(25,034)

Total liabilities and stockholders’ deficit	$45,034	$30,497

Statements of Operations

	For the Nine Months Ended July 31, 2012	For the Fiscal Year Ended October 31, 2011
	(unaudited)

Net revenue	$23,500	$107,511

Total operating expenses	126,413	139,515

Loss from Operations	(102,913)	(47,929)

Net loss	$(120,982)	$(107,466)

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our Business and Industry

We have incurred operating losses since inception and we may never become profitable.

We expect to incur significant increasing operating losses for the foreseeable future. The negative cash flow from operations is expected to continue for the foreseeable future. Our ability to earn a profit depends upon our ability to grow our sales to achieve a meaningful market share. We cannot give any assurance that we will ever earn a profit.

Our auditor has expressed substantial doubt about our ability to continue as a going concern.

In their report dated December 2, 2011, our independent registered auditor, Li & Company P.C., stated that our financial statements for the fiscal year ended October 31, 2011, were prepared assuming that we would continue as a going concern. However, they also expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of losses suffered from operations and a working capital deficiency. We continue to experience operating losses. We can give no assurance as to our ability to raise sufficient capital or our ability to continue as a going concern.

We will need additional capital to continue operating our business, and we have no commitments to provide that capital.

Our current business plan and any future business plans decided upon by our Board of Directors will call for ongoing expenses. For the three months ended July 31, 2012, we generated no revenue from operations and incurred $99,472 in operating expenses. Therefore, we will be dependent upon revenues, if any, from our operations and additional capital in the form of either debt or equity to continue our operations.

At the present time, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. We cannot give any assurances that we will be able to arrange enough investment within the time such investment is required or that if it is arranged, that it will be on favorable terms. If we cannot get the needed capital or generate revenues sufficient enough to cover our operating costs, we may not be able to become profitable and may have to curtail or cease our operations.

Foreign exchange rate fluctuations may adversely affect our business

We marketed our products and services internationally.  Endeavour Principle Capital Limited (“Endeavour”), our wholly owned subsidiary incorporated in the United Kingdom, uses the U.S. Dollar as its reporting currency and British Pounds as its functional currency. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on future sales and operating results.

We depend on key personnel

Our future success will depend in part on the continued service of key personnel, particularly, Mark Hunter, our sole director and officer. We have not entered into an employment agreement with Mr. Hunter. If Mr. Hunter chooses to leave our company we will face significant difficulties in attracting potential candidates for replacement of our key personnel due to our limited financial resources and operating history. Our future success will also depend on our ability to attract and retain key managers, sales and marketing people, and others. We face intense competition for these individuals from well-established multi-national, national, and regional wholesale and retail companies. We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

We are subject to certain risks in our international operations.

We expect that most of our revenues will be generated outside the United States of America. We will be accordingly subject to a number of risks, any of which could harm our business, relating to doing business internationally, including:

          1.  Exchange controls and currency exchange rates;

          2.  Inflation;

          3.  Political and economic instability; and

          4.  General economic conditions in countries where end users of the company’s services reside.

We are subject to intense competition in the industry in which we operate and some of our competitors may be larger and have greater financial resources.

We face strong competition in our business. There are a number of well-established consulting companies, retailers of home care products and independent contractors that are in direct competition with us. Our competitors are well established and significantly better funded than us. Whether we continue with our current consulting business or enter into a new business sector, but cannot successfully compete, our marketing and revenues will suffer and we may not ever be profitable. Due to limited financing, and fierce competition from other companies we may not be able to generate revenues and will have to cease operations.

Due to our sole officer and director owning 66.66% of our outstanding stock, he will control and may make corporate decisions that may be disadvantageous to minority shareholders.

Our sole officer and director owns approximately 66.66% of the outstanding shares of our common stock. Accordingly, he will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.  The interests of Mr. Hunter may  differ from the  interests  of the other  stockholders and thus   result   in   corporate  decisions  that  are  disadvantageous  to  other shareholders.

Because the Company’s headquarters are located outside the United States, U.S. investors may experience difficulties in attempting to affect service of process and to enforce judgment based upon U.S. federal securities laws against us.

While we are organized under the laws of State of Nevada, our headquarters are located outside the United States. Consequently, it may be difficult for investors to affect service of process in the United States and to enforce in the United States judgments obtained in United States courts based on the civil liability provisions of the United States securities laws. Since many of our assets will be located outside the U.S., it may be difficult or impossible for U.S. investors to collect a judgment against us. As well, any judgment obtained in the United States against us may not be enforceable in the United States.

Risks Relating to our Common Stock

We are subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934 which does not require a company to file all the same reports and information as a fully reporting company.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company, but only subject to the reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934.

There is limited public (trading) market for our common stock; therefore, our investors may not be able to sell their shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FNTU”. We can provide no assurance that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.

A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active  trading market does  develop,  the  market  price of our  common  stock is  likely to be highly volatile due to, among other  things,  the nature of our business and because we are a new public company with a limited operating  history.  Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We expect the market price for our common shares will be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

We expect the market for our common shares will be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price will be attributable to a number of factors.

First, as noted above, our common shares will be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed  bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

You could be diluted from our future issuance of capital stock and derivative securities.

As of the date of the Registration Statement, we had 9,000,000 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 75,000,000 shares of common stock and no shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future may reduce your proportionate ownership and voting power.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Our common stock is subject to the “Penny Stock” rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Our common stock is considered a “Penny Stock”.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock. The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder's ability to buy and sell our stock. In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit investors’ ability to buy and sell our stock and have an adverse effect on the market for our shares.

We lack proper internal controls and procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, as appropriate, to allow timely decisions regarding required disclosure based on the definition of “disclosure controls and procedures” in Rule 13a-15(e). In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Management has identified certain material weaknesses relating to our internal controls and procedures.  Due to the size and nature of the Company, segregation of all conflicting duties may not always be possible or economically feasible.  However, to the extent possible, management plans to implement procedures to assure the initiation of transactions, the custody of assets, the recording of transactions and the approval of reports will be performed by separate individuals. We believe that the foregoing steps will remediate the deficiencies identified and we continue to monitor the effectiveness of these steps and make any changes that management deems appropriate.  Additionally, management compensates for the lack of segregation of duties by employing close involvement of management in day to day operations and outsourcing to financial consultants, thereby minimizing the materiality of the impact of such limitations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices. Each of the selling shareholders, any broker-dealers, and any broker-dealer executing sell orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

SELLING SECURITY HOLDERS

In September through October of 2010, we issued 3,000,000 shares of common stock to 30 non-U.S. investors at $0.01 per share in a private placement raising an aggregate of $30,000 cash. We completed the first tranche of this private placement on September 26, 2010 whereby we sold 2,600,000 shares of our common stock to twenty six individuals for total proceeds of $26,000. On October 14, 2010, we completed the second tranche of this private placement whereby we sold 400,000 shares of our common stock to four individuals for total proceeds of $4,000.

The selling shareholders named in this prospectus are offering all of the 3,000,000 shares of common stock offered through this prospectus.  These shares were acquired from us in a private placement that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on October 14, 2010.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.  the number of shares owned by each prior to this offering;
2.  the total number of shares that are to be offered for each;
3.  the total number of shares that will be owned by each upon completion of the offering; and
4.  the percentage owned by each upon completion of the offering.

NAME OF SELLING STOCKHOLDER	SHARES OWNED PRIOR TO THIS OFFERING	TOTAL NUMBER OF SHARES TO BE OFFERED FOR SELLING SHAREHOLDERS ACCOUNT	TOTAL SHARES OWNED UPON COMPLETION OF THIS OFFERING	PERCENT OWNED UPON COMPLETION OF THIS OFFERING

Aleksandr Belov	100,000	100,000	0	0
Maria Feldman	100,000	100,000	0	0
Marat Brovkin	100,000	100,000	0	0
Oleg Chivilev	100,000	100,000	0	0
Tatyana Gladkova	100,000	100,000	0	0
Natalya Tarasenko	100,000	100,000	0	0
Nina Menshikova	80,000	80,000	0	0
Angelina Pravotorova	120,000	120,000	0	0
Konstantin Sysoev	100,000	100,000	0	0
Natalya Uzgorova	100,000	100,000	0	0
Kseniya Esina	110,000	110,000	0	0
Valentina Shmer	90,000	90,000	0	0
Lyudmila Leonova	100,000	100,000	0	0
Lyudmila Gulyaeva	100,000	100,000	0	0
Vladislav Konovalov	100,000	100,000	0	0
Andrey Ilin	100,000	100,000	0	0
Lyudmila Fiskova	100,000	100,000	0	0
Pavel Novgorodov	100,000	100,000	0	0
Anna Shelkovnikova	100,000	100,000	0	0
Ludmila Rudi	100,000	100,000	0	0
Vladimir Luzyanin	100,000	100,000	0	0
Sergey Medvedev	100,000	100,000	0	0
Julia Bykova	100,000	100,000	0	0
Natalia Baykova	100,000	100,000	0	0
Nadezhda Shigaeva	100,000	100,000	0	0
Anatoliy Shihaev	100,000	100,000	0	0
Aleksey Dolgov	100,000	100,000	0	0
Irina Goldobina	100,000	100,000	0	0
Aleksandr Kirillov	80,000	80,000	0	0
Ulyana Kondrateva	120,000	120,000	0	0

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 9,000,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders:

    (1)  has had a material relationship with us other than as a shareholder at any time within the past three years;
    (2)  has ever been one of our officers or directors; or
    (3)  is a broker-dealer or affiliate of a broker dealer.

PLAN OF DISTRIBUTION

Our common stock is quoted on the OTC Bulletin Board under the symbol “FNTU”.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

- The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

- The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

- The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as an agent or acquire the common stock as a principal.

Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders, or, if they act as an agent for the purchaser of such common stock, from such purchaser.  The selling shareholders will likely pay the usual and customary brokerage fees for such services.  Brokers or dealers may agree with the selling shareholders  to sell a  specified  number of shares at a  stipulated  price per share  and,  to the  extent  such  broker or dealer is unable to do so acting as an agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective  broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

-	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
-	contains a description of the broker's or dealer's duties to the customer and the rights and remedies available to the customer with respect to a violation of such duties;
-	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
-	contains a toll-free telephone number for inquiries on disciplinary actions;
-	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
-	contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

-	with bid and offer quotations for the penny stock;
-	the compensation of the broker-dealer and its salesperson in the transaction;
-	the number of shares to which such bid and ask prices apply, or other comparable information relating
-	to the depth and liquidity of the market for such stock; and
-	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling those securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Disclosure Regarding Forward Looking Statements

This prospectus contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this prospectus are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market and other factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate.

We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including those factors discussed in “Risk Factors”. We will update these forward-looking statements only as required by law. However, we do not undertake any other responsibility to update any forward-looking statements.

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.

Internal Audit Assessment.

 Management has identified certain material weaknesses relating to our internal controls and procedures.  Due to the size and nature of the Company, segregation of all conflicting duties may not always be possible or economically feasible.  However, to the extent possible, management plans to implement procedures to assure the initiation of transactions, the custody of assets, the recording of transactions and the approval of reports will be performed by separate individuals. We believe that the foregoing steps will remediate the deficiencies identified and we continue to monitor the effectiveness of these steps and make any changes that management deems appropriate.  Additionally, management compensates for the lack of segregation of duties by employing the close involvement of management in day to day operations and outsourcing to financial consultants, thereby minimizing the materiality of the impact of such limitations.

Change in Control and Board of Directors

On January 27, 2012, Mr. Mark Hunter purchased an aggregate of 6,000,000 shares of the Company’s common stock from former stockholders and officers of the Company for cash consideration of $30,000. As a result of the transaction, Mr. Hunter became the Company’s largest stockholder with approximately 66.7% of the Company’s issued and outstanding stock.

In January 2012, Nikolay Koval and Ravilya Islyntieva resigned as our officers and Mark Hunter was appointed as our sole officer and a director.  On January 27, 2012, Nikolay Koval, Ravilya Islyntieva, Roman Urkevitch and Olga Shenberger resigned from our board of directors and Mr. Hunter remained as our sole director.  Following this change in management, we determined it to be in the Company’s best interest to explore additional business opportunities that may be divergent from our current business focus and on June 14, 2012, we sold 100% ownership in our wholly owned subsidiary, Finishing Touches Home Goods Inc. (Canada), an Ontario, Canada, based company for cash payment of $1 as consideration.  Finishing Touches Home Goods, Inc. (Canada) did not conduct any operations prior to its sale.

Going Concern

The Company, to date, has funded its initial operations through the issuance of 9,000,000 shares of capital stock for the net proceeds of $36,000, revenue from sales of $142,434, issuance of three promissory notes for gross proceeds of $400,000 and debt of $25,658 advanced and forgiven by our former officers. Due to the uncertainty of our ability to generate sufficient revenues from our operating activities and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, in their report on our financial statements for the year ended October 31, 2011, our registered independent auditors included additional comments indicating concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our registered independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our results of operations, as reported in our consolidated financial statements, incorporate results of operations of Endeavour, our wholly owned UK subsidiary and have been presented to give retroactive effect to the discontinuance of FTHG Canada. All significant intercompany balances and transactions have been eliminated on consolidation.

Results of discontinued operations in Canada for the interim periods ended July 31, 2012 and 2011 were as follows:

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended	Ended	Ended	Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011

Operating expenses	$-	$16,939	$16,364	$33,934

Loss from discontinued operations, net of tax	$-	$16,939	$16,364	$33,934

Three months ended July 31, 2012 compared to three months ended July 31, 2011

During the three months ended July 31, 2012, we generated $0 (2011: $26,696) revenue, incurred loss from operations of $99,472 (2011: income of $399) and net loss from continuing operations of $110,563 (2011: net income of $399).

During the three months ended July 31, 2012, we incurred $99,472 (2011: $25,438) in operating costs including $55,778 for officers’ salary and wage expenses (2011:  $1,800); $29,272 for professional fees (2011:  $5,860); $10,911 for travel expenses (2011:  $1,796) ; $429 for office rent (2011:  $1,693); $0 for website development costs (2011:  $9,207); $0 for non-officer compensation (2011:  $1,800), and $3,082 for other general and administrative expenses (2011:  $3,282).

During the three months ended July 31, 2012 we incurred interest expense of $6,668 (2011: $0) on promissory note of $400,000 issued during the nine months ended July 31, 2012, and foreign currency translation loss of $4,423 (2011: $0).

For the three months ended July 31, 2012 we recorded gain of disposition of our subsidiary FTHG Canada (2011: $0), and $0 (2011: $16,939) from the operations of FTHG Canada which was discontinued on June 14, 2012.

During the three months ended July 31, 2012 we incurred other comprehensive gain – foreign currency translation gain of $2,609 (2011: $0) due to our UK subsidiary Endeavour using British Pound Sterling as its functional currency.

Nine months ended July 31, 2012 compared to nine months ended July 31, 2011

During the nine months ended July 31, 2012, we generated revenue of $23,500 (2011: $47,847), incurred loss from operations of $202,385 (2011: $23,457) and net loss from continuing operations of $215,181 (2011: $23,495).

During the nine months ended July 31, 2012, we incurred $225,885 (2011: $65,999) in operating costs including $135,476 for officers’ salary and wage expenses (2011:  $5,400); $62,374 for professional fees (2011:  $22,925); $17,048 for travel expenses (2011:  $16,359) ; $2,547 for office rent (2011:  $5,379); $0 for website development costs (2011:  $9,207); $1,800 for non-officer compensation (2011:  $3,300), and $6,640 for other general and administrative expenses (2011:  $3,429).

During the nine months ended July 31, 2012 we incurred interest expense of $8,373 (2011: $0) on promissory note of $400,000 issued during the nine months ended July 31, 2012, and foreign currency translation loss of $4,423 (2011: $38).

For the nine months ended July 31, 2012 we recorded gain of disposition of our subsidiary FTHG Canada (2011: $0), and $16,364 (2011: $33,934) from the operations of FTHG Canada which was discontinued on June 14, 2012.

During the nine months ended July 31, 2012 we incurred other comprehensive gain – foreign currency translation gain of $785 (2011: $0) due to our UK subsidiary Endeavour using British Pound Sterling as its functional currency.

The year ended October 31, 2011 compared to the period ended October 31, 2010 from inception

Financial Data Summary	Year Ended October 31, 2011	December 8, 2009 (Inception) Through October 31, 2010

Revenue	$107,511	$11,423
Operating Expenses	$139,515	$19,137
Net Loss	$48,801	$12,233

Revenue

Our gross revenue from consulting services for the year ended October 31, 2011, was $107,511, compared to $11,423 for the period from inception (December 8, 2009) to October 31, 2010. The increase in revenues was attributable to the increase in the number of consulting contracts entered into during the year ended October 31, 2011.  Our cost of revenues for the year ended October 31, 2011, was $15,925 (October 31, 2010: $4,516) resulting in a gross profit of $91,586 (October 31, 2010: $6,907). The increase in cost of revenues during our fiscal 2011 was attributable to the increase in numbers and complexity of the consulting projects and therefore, billable time incurred during 2011.

Operating Costs and Expenses

The major components of our expenses for the year ended October 31, 2011, and for the period from December 8, 2009 (Inception) through October 31, 2010, are outlined in the table below:

	Year Ended October 31, 2011	From Inception (December 8, 2009) To October 31, 2010	Increase (Decrease) %

Payroll expenses	$53,229	$-	-
Professional fees	39,157	7,000	460
Travel expense	19,375	4,176	364
Rent expense	7,418	2,276	226
Website development cost	9,207	-	-
Compensation - officers	7,200	2,400	200
Depreciation	321	-	-
General and administrative	3,608	3,294	9.5
	$139,515	$19,137

Operating Expenses

The increase in our operating costs in our fiscal 2011, compared to our fiscal 2010, was due to the increase in our corporate activities and increase in expenses related to implementation of our business plan. Also, a shorter reporting period in our fiscal 2010 affected categories of operating costs and expenses charged on a monthly basis, such as officer compensation, consulting and rent expenses. During the year ended October 31, 2011 we hired three full-time employees resulting in the $53,229 increase in payroll expenses during our fiscal 2011. The increase in professional fees is associated with the increase in our corporate activities and our reporting obligations under the Securities Exchange Act of 1934. During the year ended October 31, 2011 we purchased computer equipment and recorded a depreciation expense of $321 related to this equipment. Other general and administrative expenses were at comparable levels in 2011 and 2010.

Liquidity and Capital Resources

We have incurred $290,071 in operating losses since inception. As of July 31, 2012, we had $234,671 in cash compared to $0 at October 31, 2011.  As of July 31, 2012, we had a working capital deficiency of $216,324, compared to a working capital deficit of $26,851 at October 31, 2011.

Net cash used in operating activities for the nine months ended July 31, 2012 was $215,113, compared with net cash used in operating activities for the nine months ended July 31, 2011 of $25,465.  The increase in net cash used was due to an increase in operating costs and payments to our accounts payable outstanding at October 31, 2011. We used $2,138 in investing activities for the purchase of computer equipment during the nine months ended July 31, 2011.  During the nine months ended July 31, 2012, $21 was recorded as cash paid in disposal of our Canadian subsidiary. No cash was provided by financing activities during the nine months ended July 31, 2011. We borrowed $23,460 from a former officer during the nine months ended July 31, 2012 which was subsequently forgiven by such former officer. During the nine months ended July 31, 2012 we raised $400,000 by issuing three 16% unsecured demand promissory notes.

Since inception, we have sold 6,000,000 shares of common stock at $0.001 per share to our Directors for total proceeds of $6,000. For the period between September 20, 2010 and October 14, 2010, the Company sold 3,000,000 shares of its common stock at $0.01 per share in a private placement to 30 individuals for $30,000 in cash.

The Company must raise additional funds or increase revenues from sales in order to fund our continuing operations.  We may not be successful in our efforts to raise additional funds or achieve profitable operations. Even if we are able to raise additional funds through the sale of our securities or through the issuance of debt securities, or loans from our directors or financial institutions our cash needs could be greater than anticipated in which case we could be forced to raise additional capital.

At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all. These conditions raise substantial doubt as to our ability to continue as a going concern, which may make it more difficult for us to raise additional capital when needed. If we cannot get the needed capital, we may not be able to become profitable and may have to curtail or cease our operations.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements.

Off Balance Sheet Arrangements

As of July 31, 2012, we did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreement with our accountants since the formation required to be disclosed pursuant to Item 304 of Regulation S-K except those that have been previously reported on our filings with the Securities and Exchange Commission.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Background

We are a development stage company, formed as a corporation pursuant to the laws of the State of Nevada on December 8, 2009. Our historical business, which we are still currently pursuing, is that of an integrated consulting firm that assists individuals, organizations, companies and government agencies in finding solutions to home and workplace-related barriers for seniors and people with disabilities as well as ergonomics consultancy with a focus on providing services and products that make the end user’s living conditions safer and more accessible and helps to create barrier-free homes and workplace environments.  This business includes consulting services, including site audits and accessibility/ergonomic planning and development; installation and sales of accessibility, ergonomic and safety products, ergonomic consultancy for homes and businesses.  In February 2012, following a change in management, we determined it to be in the Company’s best interest to explore additional business opportunities that may be divergent from our current business focus and on June 14, 2012, we sold 100% ownership in our wholly owned subsidiary, Finishing Touches Home Goods Inc. (Canada), an Ontario, Canada, based company for cash payment of $1 as consideration.  Finishing Touches Home Goods, Inc. (Canada) did not conduct any operations prior to its sale.  Although we are still pursuing our current consulting business, we plan on exploring new strategic and developmental opportunities in other business sections which, after research and investigation, we deem to be potentially advantageous to us, although to date, we have not entered into any binding agreements or made a formal decision regarding a potential new direction of the Company.

A description of our current business follows:

Accessibility

We offer functional assessment services for commercial and residential properties and offer recommendations based on our assessment to improve accessibility and safety of these sites. Whether our client’s primary goal is to improve the safety of their property or provide independence to mobility challenged individuals, we assess each client’s unique situation and help them to develop and execute a cost-effective plan.

Ergonomics

We offer our clients practical ergonomic solutions by offering consulting services such as Ergonomic Assessments, Physical Demands Assessments, Disability Management / Return to Work, and Occupational Health & Safety.

By applying ergonomics to our client’s business, our goal is to improve productivity and quality in their workplace, reduce sickness, cut compensation claims, and save costly mistakes in equipment purchases.

Our consulting services include:

-               Workplace Risk Assessments. Clear, practical advice to make the workplace safer and more productive.

-               Office Layout. We can design or improve office layouts to make them effective, productive, comfortable and safe places to work.

-               New Equipment Selection. Ensure that investment in furniture and IT equipment is cost effective, complies with standards and is safe and comfortable to use.

-               Display Screen Equipment (DSE) Assessments. Our assessments by qualified ergonomists ensure that clients not only comply with the law, but also improve user comfort and productivity.

-               Accessibility and Disability Access Audits. Practical advice on reasonable and cost effective adjustments for staff with disabilities.

-               Retail Ergonomics. Comfortable and efficient retail equipment and layouts help our clients provide excellent customer service.

-               Ergonomics Standards. An easy to follow guidance to the international ergonomic standards.

Competition

In our current business, we face competition in all areas of our revenue generating segments. As we explore new strategic opportunities, we will face significant competitive challenges because we have minimal operating experience in the industry, a limited financial condition compared to most competitors and a lack of meaningful revenue. Most of our competitors have and will have longer operating histories, greater name recognition, larger and more established client bases and significantly greater financial and marketing resources than we do.  These competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

We do not own, either legally or beneficially, any patents or trademarks.

Research and Development Activities

Other than time spent researching our current business as well as new potential business and strategic opportunities, we have not spent any funds on research and development activities to date.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

At present we have one employee who is our sole officer and director responsible for planning, developing and operational duties. He will continue to do so throughout the early stages of our growth. We have no intention of hiring additional employees until we have sufficient, reliable revenue from our operations.  Our sole officer and director is planning to do whatever work is required until our business is at the point of having positive cash flow. We do not have any written employment agreements in place with our sole officer and director.

DESCRIPTION OF PROPERTY

The Company does not have leasehold ownership or interest in any property.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The following table presents information with respect to our officers, directors and significant employees as of the date of this prospectus:

Name	Position Held with our Company	Date First Elected or Appointed

Mark K. Hunter	CEO, CFO, Secretary, Treasurer and Director	January 27, 2012

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of our sole officer and director, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Mark K. Hunter – Director, CEO, CFO, Secretary & Treasurer

Mark Hunter was appointed director and sole officer on January 27, 2012.  Prior to this appointment Mark has spent the last 17 years providing equity and debt finance to businesses in the UK small and medium sized enterprise market place.  As Investment Director for YFM Equity Partners (formerly YFM Venture Finance Limited), a private equity and venture capital investor, Mr. Hunter was responsible for making investment decisions in and assisting a number of companies in which YFM had equity investments in the UK.  These investments included the purchase and subsequent AIM listing of Pressure Technologies Plc. Along with his investment management role, Mark held a position on the Venture Finance Investment Approval Committee of YFM. Other responsibilities at YFM included investment appraisal, portfolio management, value creation, investor relations, reporting and compliance.   Immediately prior to joining YFM Venture Finance he completed a Master’s Degree in Business Administration at the University of Leeds with a specialization in corporate strategy in the small and medium sized enterprise market place. His early career was spent predominantly with Barclays Bank Group providing debt finance to UK small and medium sized enterprises. Mr. Hunter is also a Senior Officer in the British Army Reserve and a holds the Territorial Decoration. Mr. Hunter was chosen as a director of the Company based on his success with development stage companies.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on obtaining financing for the company. We expect to adopt a code as we develop our business.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2011 and 2010 awarded to, earned by or paid to our executive officers.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Other Incentive Compensation	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Nikolay Koval Former CEO, President & Director (1)	2011 2010	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	4,800 1,200	4,800 1,200

Ravilya Islyntieva Former CEO, Treasurer, Secretary & Director(2)	2011 2010	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	4,800 1,200	4,800 1,200

Mark Hunter CEO, President, CFO, Treasurer, Secretary & Director (3)	2011 2010	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A	N/A N/A

(1) Mr. Koval resigned as an officer effective January 27, 2012 and as a director effective on March 1, 2012.
(2) Mrs. Islyntieva resigned an officer effective January 27, 2012 and as a director effective on March 1, 2012.
(3) Mr. Hunter was appointed director and officer on January 27, 2012.

Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End

We have not adopted any equity compensation plan and no stock, options, or other equity securities were awarded to our executive officers since inception.

Long-Term Incentive Plan

Currently, our Company does not have a long-term incentive plan in favor of any director, officer, consultant or employee of our Company.

Directors’ Compensation

The persons who served as members of our board of directors, including executive officers, did not receive any compensation for services as director for 2011 and 2010.

Committees of the Board of Directors

Due to the size of our Company, we have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. Our shareholders (i) have equal rateable rights to dividends from funds legally available therefor, when, as and if declared by the board of directors; (ii) are entitled to share rateably in all of the assets for distribution to holders of common stock upon liquidation, dissolution or winding up of our business affairs; (iii) do not have pre-emptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company or a change in type of business.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

MARKET FOR COMMON EQUITY AND RELATED SECURITY HOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board. Our common stock has been quoted on the OTC Bulletin Board since July 20, 2011, under the symbol “FNTU”.  Because we are quoted on the OTC Bulletin Board, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid quotations for our common stock as reported on the OTC Bulletin Board for the periods indicated.

Fiscal 2011	High	Low

Third Quarter	0.00	0.00
Fourth Quarter	0.15	0.00

Fiscal 2012	High	Low

First Quarter	0.67	0.25
Second Quarter	--	--
Third Quarter	--	--
Fourth Quarter	2.82	1.40

Holders.

As of November 27,  2012, there are 31 record holders of 9,000,000 shares of the Company's common stock.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer.

 Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 27, 2012: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than 5% of any class of our outstanding shares. As of November 27, 2012, there were 9,000,000 shares of our common stock outstanding:

Title of Class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Mark K. Hunter 1 City Square, Leeds, England UK lS1 2ES	6,000,000	Direct	66.66%
Common	All executive officers and directors as a group (1 person)	6,000,000		66.66%

Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of common stock within 60 days of November 27, 2012, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 27, 2012, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Our common stock is our only issued and outstanding class of securities eligible to vote.

Certain Relationships and Related Transactions

Consulting services provided by the former President and former Chief Financial Officer, accrued as compensation – officers for the fiscal year ended October 31, 2011 and for the period from December 8, 2009 (inception) through October 31, 2011 were as follows:

	For the Fiscal Year Ended October 31, 2011	For the Period from December 8, 2009 (inception) through October 31, 2010

President	$4,800	$1,200
Chief Financial Officer	4,800	1,200
	$9,600	$2,400

Our former President provided management services to the Company.  During the year ended October 31, 2011 and period from inception on December 8, 2009 to October 31, 2010, management services of $4,800 and $1,200 were charged to operations as officer compensation respectively.

Our former Chief Financial Officer provided consulting services to the Company.  During the year ended October 31, 2011 and period from inception on December 8, 2009 to October 31, 2010, consulting services of $4,800 and $1,200 were charged to operations as officer compensation respectively.

None of the above fees were paid and were subsequently forgiven by the former officers.

In addition, our former President advanced $2,198 to the Company for working capital purposes during the period ended October 31, 2010, which was subsequently forgiven by the former President.

The former President of the Company advanced $23,460 to the Company for the period from November 1, 2011 through January 27, 2012 which was forgiven by the former President.

In January 2012, Mr. Mark Hunter was appointed as Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director of the Company. Mr. Hunter’s monthly compensation is Pound Sterling 10,833 (equivalent to $ 17,197). As of July 31, 2012, the Company had accrued $10,760 due to Mr. Hunter for his services.

All amounts due to related parties are unsecured, non-interest bearing and payable upon demand.

Other than disclosed above, we do not have any other related transactions.

Director Independence

Our common stock is quoted on the OTC bulletin board interdealer quotation system, which does not have director independence requirements. Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our director, Mark K. Hunter, is also our chief executive officer, chief financial officer, secretary and treasurer and therefore, is not independent.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Synergen Law Group provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited and reviewed by an independent registered accounting firm Li & Company P.C., to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Reports to Security Holders

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission and our filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E. Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The SEC also maintains an Internet site that contains reports, proxy and formation statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.

Finishing Touches Home Goods Inc.

July 31, 2012 and 2011

Finishing Touches Home Goods Inc.

Consolidated Balance Sheets

	July 31, 2012	October 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$234,671	$-
VAT tax receivable	2,762	-
Prepaid expenses	1,040	3,120
Net current assets of discontinued operations	-	25,560

Total current assets	238,473	28,680

NET FIXED ASSETS OF DISCONTINUED OPERATIONS	-	1,817

Total Assets	$238,473	$30,497

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Net currrent liabilities of discontinued operations	$-	$1,876
Accounts payable	25,049	41,857
Accrued interest	8,373	-
Accrued compensation - officers	10,760	9,600
Advances from former stockholder	-	2,198
Payroll tax payable	10,615	-
Notes payable	400,000	-

Total current liabilities	454,797	55,531

Total liabilities	454,797	55,531

STOCKHOLDERS' DEFICIT:
Common stock, $0.001 par value, 75,000,000 shares authorized; 9,000,000 shares issued and outstanding	9,000	9,000
Additional paid-in capital	63,962	27,000
Accumulated deficit	(290,071)	(61,034)
Accumulated other comprehensive income
Foreign currency translation gain	785	-

Total stockholders' deficit	(216,324)	(25,034)

Total Liabilities and Stockholders' Deficit	$238,473	$30,497

See accompanying notes to the consolidated financial statements.

Finishing Touches Home Goods Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended	Ended	Ended	Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$-	$26,696	$23,500	$47,847

COST OF REVENUE	-	859	-	5,305

GROSS PROFIT	-	25,837	23,500	42,542

OPERATING EXPENSES:
Professional fees	29,272	5,860	62,374	22,925
Rent expense	429	1,693	2,547	5,379
Salary and wages - officers	55,778	1,800	135,476	5,400
Salary and wages - other	-	1,800	1,800	3,300
Travel expense	10,911	1,796	17,048	16,359
Website development cost	-	9,207	-	9,207
General and administrative	3,082	3,282	6,640	3,429

Total Operating Expenses	99,472	25,438	225,885	65,999

INCOME (LOSS) FROM OPERATIONS	(99,472)	399	(202,385)	(23,457)

OTHER EXPENSES
Interest expense	6,668	-	8,373	-
Foreign currency transaction (gain) loss	4,423	-	4,423	38

Total Other Expenses	11,091	-	12,796	38

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(110,563)	399	(215,181)	(23,495)

INCOME TAX PROVISION	-	-	-	-

INCOME (LOSS) FROM CONTINUING OPERATIONS	(110,563)	399	(215,181)	(23,495)

DISCONTINUED OPERATIONS
Gain on disposition of discountinued operations, net of taxes	2,508	-	2,508	-
Loss from operations of discontinued operations, net of taxes	-	(16,939)	(16,364)	(33,934)

Income (loss) from discontinued operations, net of taxes	2,508	(16,939)	(13,856)	(33,934)

NET LOSS	(108,055)	(16,540)	(229,037)	(57,429)

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	3,394	-	785	-

TOTAL COMPREHENSIVE LOSS	$(104,661)	$(16,540)	$(228,252)	$(57,429)

NET INCOME (LOSS) PER COMMON SHARE:
- BASIC AND DILUTED
Continuing Operations	$(0.01)	$0.00	$(0.02)	$(0.00)
Discontinued Operations	$0.00	$(0.00)	$(0.00)	$(0.01)
Net loss per common share	$(0.01)	$(0.00)	$(0.03)	$(0.01)

Weighted average common shares outstanding:
- basic and diluted	9,000,000	9,000,000	9,000,000	9,000,000

See accompanying notes to the consolidated financial statements.

Finishing Touches Home Goods Inc.

Consolidated Statement of Stockholders’ Deficit
For the Interim Period Ended July 31, 2012
(Unaudited)

	Common stock, $0.001 Par Value				Other Comprehensive Income
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Foreign Currency Translation Gain	Total Stockholders' Deficit

Balance, October 31, 2010	9,000,000	$9,000	$27,000	$(12,233)	$-	$23,767

Net loss	-	-	-	(48,801)	-	(48,801)

Balance, October 31, 2011	9,000,000	9,000	27,000	(61,034)	-	(25,034)

Forgiveness of advances from former stockholder and accrued compensation - officers	-	-	36,962	-	-	36,962

Foreign currency translation adjustment	-	-	-	-	785	785

Net loss	-	-	-	(229,037)	-	(229,037)

Balance, July 31, 2012	9,000,000	$9,000	$63,962	$(290,071)	$785	$(216,324)

See accompanying notes to the consolidated financial statements.

Finishing Touches Home Goods Inc.

Consolidated Statements of Cash Flows

	For the Nine Months	For the Nine Months
	Ended	Ended
	July 31, 2012	July 31, 2011
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(229,037)	$(57,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	214	214
Gain on disposition of subsidiary	(2,508)	-
Changes in operating assets and liabilities:
Accounts receivable	-	7,077
VAT tax receivable	(2,762)	-
Prepaid expenses	2,080	(410)
Accounts payable	(10,419)	25,129
Accrued interest	8,373	(7,000)
Accrued compensation - officers	12,464	5,400
Payroll taxes payable	6,482	1,554

NET CASH USED IN OPERATING ACTIVITIES	(215,113)	(25,465)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in disposal of discontinued operations	(21)	-
Purchase of office equipment	-	(2,138)

NET CASH USED IN INVESTING ACTIVITIES	(21)	(2,138)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	400,000	-
Advance from stockholder	23,460	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	423,460	-

EFFECT OF FOREIGN EXCHANGE	785	-

NET CHANGE IN CASH	209,111	(27,603)

Cash at beginning of period	25,560	33,852

Cash at end of period	$234,671	$6,249

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

NON CASH FINANCING AND INVESTING ACTIVITIES:
Forgiveness of debt from former stockholder and officer - accrued compensation	$11,304	$-
Forgiveness of debt from former stockholder and officer - advances from stockholder	$25,658	$-

See accompanying notes to the consolidated financial statements.

Finishing Touches Home Goods Inc.
July 31, 2012 and 2011
Notes to the Consolidated Financial Statements
(Unaudited)

Note 1 – Organization and Operations

Finishing Touches Home Goods Inc.

Finishing Touches Home Goods Inc. (the “Company”), was incorporated under the laws of the State of Nevada on December 8, 2009.  The Company provides consulting services, installation, and sales of accessibility and safety products for residential and commercial buildings that require access by handicapped individuals or individuals with limited joint mobility.

Formation and Sale of Finishing Touches Home Goods (Canada) Inc.

On May 5, 2010, the Company formed a wholly owned subsidiary, Finishing Touches Home Goods Inc., an Ontario, Canada Corporation (“FTHG Canada”).  FTHG Canada uses the U.S. Dollar as its reporting currency as well as its functional currency.  However, from time to time FTHG Canada incurs certain expenses in Canadian Dollars.

On June 14, 2012, the Company discontinued its operation in Canada and sold its 100% ownership in FTHG Canada for cash payment of $1 as consideration.

Change in Control

Pursuant to the terms of the Affiliate Stock Purchase Agreements (“Stock Purchase Agreements”) dated January 27, 2012 between Mr. Nikolay Koval, Mrs. Ravilya Islyntieva and Mr. Mark K. Hunter, Mr. Hunter purchased a combined total of 6,000,000 shares of the Company’s common stock from Mr. Koval and Mrs. Islyntieva, both former stockholders and officers of the Company, for aggregate cash consideration of $30,000. As a result of the transaction, Mr. Hunter became the Company’s largest stockholder with approximately 66.67% of the total issued and outstanding shares of stock.

Effective January 27, 2012, Mr. Koval resigned as President and Chief Executive Officer of the Company and Ms. Islyntieva resigned as Treasurer and Chief Financial Officer of the Company.  Mr. Hunter was appointed as CEO, CFO, President, Secretary, Treasurer and Director of the Company.

Formation of Endeavour Principle Capital Limited

On January 13, 2012, Mr. Hunter formed a private limited company Endeavour Principle Capital Limited, a UK corporation, (“Endeavour”) in the United Kingdom on behalf of the Company and later transferred the 100% ownership to the Company at no charge.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – Unaudited Interim Financial Information

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim consolidated financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.  Unaudited interim results are not necessarily indicative of the results for the full fiscal year.  These unaudited interim consolidated financial statements should be read in conjunction with the financial statements of the Company for the fiscal year ended October 31, 2011 and notes thereto contained in the information as part of the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on December 8, 2011.

Reclassification

Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current period presentation.   These reclassifications had no effect on reported losses.

Principle of Consolidation

The accompanying consolidated financial statements include all of the accounts of the entities as of the reporting period ending date(s) and for the reporting period(s) as follows:

Entity	Reporting period ending date(s) and reporting period(s)

FTHG	As of July 31, 2012 and 2011, for the interim period ended July 31, 2012 and 2011

FTHG Canada	As of June 14, 2012 and July 31, 2011, for the period from November 1, 2011 through June 14, 2012 (date of discontinuance) and for the interim period ended July 31, 2011

Endeavour	As of July 31, 2012, for the period from January 13, 2012 (inception) through July 31, 2012

All inter-company balances and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; income tax rate, income tax provision, deferred tax assets and valuation allowance of deferred tax assets; and its wholly-owned subsidiary’s functional currency and foreign currency exchange rate; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, VAT receivable, accounts payable, accrued expenses, and payroll taxes payable approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Fiscal Year End

The Company elected October 31 as its fiscal year end date.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of services.  Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Foreign Currency Transactions

The Company applies the guidelines as set out in Section 830-20-35 of the FASB Accounting Standards Codification (“Section 830-20-35”) for foreign currency transactions.  Pursuant to Section 830-20-35 of the FASB Accounting Standards Codification, foreign currency transactions are transactions denominated in currencies other than U.S. Dollar, the Company’s reporting currency. British Pound is the functional currency of Endeavour.  Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid.  A change in exchange rates between the reporting currency and the currency in which a transaction is denominated increases or decreases the expected amount of reporting currency cash flows upon settlement of the transaction. That increase or decrease in expected reporting currency cash flows is a foreign currency transaction gain or loss that generally shall be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction generally shall be included in determining net income for the period in which the transaction is settled. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments.  Pursuant to Section 830-20-25 of the FASB Accounting Standards Codification, the following shall apply to all foreign currency transactions of an enterprise and its investees: (a) at the date the transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction shall be measured and recorded in the functional currency of the recording entity by use of the exchange rate in effect at that date as defined in section 830-10-20 of the FASB Accounting Standards Codification; and (b) at each balance sheet date, recorded balances that are denominated in currencies other than the functional currency or reporting currency of the recording entity shall be adjusted to reflect the current exchange rate.

The Company’s operations are substantially carried out via Endeavour in the United Kingdom in British Pound. The change in exchange rates between the U.S. Dollar, its reporting currency, or British Pound, Endeavour’s functional currency and foreign currencies, the currency in which a transaction is denominated increases or decreases the expected amount of reporting currency cash flows upon settlement of the transaction. That increase or decrease in expected reporting currency cash flows is a foreign currency transaction gain or loss that generally is included in determining net income (loss) for the period in which the exchange rate changes.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the interim period ended July 31, 2012 or 2011.

Foreign Currency Translation

The Company follows Section 830-10-45 of the FASB Accounting Standards Codification (“Section 830-10-45”) for foreign currency translation to translate the financial statements of the foreign subsidiary from the functional currency, generally the local currency, into U.S. Dollars.  Section 830-10-45 sets out the guidance relating to how a reporting entity determines the functional currency of a foreign entity (including of a foreign entity in a highly inflationary economy), re-measures the books of record (if necessary), and characterizes transaction gains and losses. Pursuant to Section 830-10-45, the assets, liabilities, and operations of a foreign entity shall be measured using the functional currency of that entity. An entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment, or local currency, in which an entity primarily generates and expends cash.

The functional currency of each foreign subsidiary is determined based on management’s judgment and involves consideration of all relevant economic facts and circumstances affecting the subsidiary. Generally, the currency in which the subsidiary transacts a majority of its transactions, including billings, financing, payroll and other expenditures, would be considered the functional currency, but any dependency upon the parent and the nature of the subsidiary’s operations must also be considered.  If a subsidiary’s functional currency is deemed to be the local currency, then any gain or loss associated with the translation of that subsidiary’s financial statements is included in accumulated other comprehensive income. However, if the functional currency is deemed to be the U.S. Dollar, then any gain or loss associated with the re-measurement of these financial statements from the local currency to the functional currency would be included in the consolidated statements of income and comprehensive income (loss). If the Company disposes of foreign subsidiaries, then any cumulative translation gains or losses would be recorded into the consolidated statements of income and comprehensive income (loss).  If the Company determines that there has been a change in the functional currency of a subsidiary to the U.S. Dollar, any translation gains or losses arising after the date of change would be included within the statement of income and comprehensive income (loss).

Based on an assessment of the factors discussed above, the management of the Company determined the relevant subsidiary’s local currencies to be their respective functional currencies.

The financial records of the Company's UK operating subsidiary are maintained in their local currency, the British Pound (“GBP”), which is the functional currency.  Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date.  Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the consolidated financial statements.  Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the consolidated statement of stockholders’ equity.

Unless otherwise noted, the rate presented below per U.S. $1.00 was the midpoint of the interbank rate as quoted by OANDA Corporation (www.oanda.com) contained in its consolidated financial statements.  Management believes that the difference between GBP vs. U.S. dollar exchange rate quoted by the PBOC and GBP vs. U.S. dollar exchange rate reported by OANDA Corporation were immaterial.  Translations do not imply that the GBP amounts actually represent, or have been or could be converted into, equivalent amounts in U.S. dollars.  Translation of amounts from GBP into U.S. dollars has been made at the following exchange rates for the respective periods:

July 31, 2012

Balance sheet	1.5710

Statement of operations and comprehensive income (loss)	1.5789

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.   Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive shares outstanding at the reporting date for the interim period ended July 31, 2012 or 2011.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

FASB Accounting Standards Update No. 2011-05

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “Comprehensive Income” (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

FASB Accounting Standards Update No. 2011-08

In September 2011, the FASB issued the FASB Accounting Standards Update No. 2011-08 “Intangibles—Goodwill and Other: Testing Goodwill for Impairment” (“ASU 2011-08”). This Update is to simplify how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-10

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-10“Property, Plant and Equipment: Derecognition of in Substance Real Estate-a Scope Clarification” (“ASU 2011-09”). This Update is to resolve the diversity in practice as to how financial statements have been reflecting circumstances when parent company reporting entities cease to have controlling financial interests in subsidiaries that are in substance real estate, where the situation arises as a result of default on nonrecourse debt of the subsidiaries.

The amended guidance is effective for annual reporting periods ending after June 15, 2012 for public entities. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11“Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2011-12

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-12“Comprehensive Income:  Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). This Update is a deferral of the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income in ASU 2011-05. FASB is to going to reassess the costs and benefits of those provisions in ASU 2011-05 related to reclassifications out of accumulated other comprehensive income. Due to the time required to properly make such a reassessment and to evaluate alternative presentation formats, the FASB decided that it is necessary to reinstate the requirements for the presentation of reclassifications out of accumulated other comprehensive income that were in place before the issuance of Update 2011-05.

All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Other Recently Issued, but Not Yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit at July 31, 2012, a net loss and net cash used in operating activities for the interim period then ended, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Notes Payable

On March 23, 2012, June 10, 2012 and July 26, 2012 the Company issued unsecured notes payable with a third-party for the principal amounts of $100,000, $100,000 and $200,000 respectively, all due on demand with simple interest at 16% per annum. Interest expense of $8,373 was accrued as of July 31, 2012.

Note 5 – Related Party Transactions

Advances from Former Stockholder

From time to time, the former president and chief executive officer and a stockholder of the Company provided advances to the Company for its working capital purposes. These advances bore no interest and were due on demand.

The former President of the Company advanced $0 and $2,198 in aggregate to the Company for the fiscal year ended October 31, 2011 and for the period from December 8, 2009 (inception) through October 31, 2010, respectively and the Company did not make any repayment toward these advances.

The former President of the Company advanced $23,460 to the Company for the period from November 1, 2011 through January 27, 2012, the date of change in control and the Company did not make any repayment toward these advances.

Forgiveness of Advances from Former Stockholders and Accrued Compensation – Former Officers

On January 27, 2012, pursuant to the terms of the Stock Purchase Agreements the former stockholders and officers forgave advances of $25,658 and accrued compensation of $11,304, respectively or $36,962 in aggregate, which were recorded as contributions to capital.

Compensation for the Sole Officer

In January 2012, Mr. Mark Hunter was appointed as Chief Executive Officer, Chief Financials Officer, Secretary, Treasurer and sole Director of the Company. Mr. Hunter’s monthly compensation is Pounds Sterling 10,833 (equivalent to $ 17,019).

As of July 31, 2012, the Company had $10,760 due to Mr. Mark for his services.

Note 6 – Stockholders’ Equity (Deficit)

Shares Authorized

The total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common Stock

The Company was incorporated on December 8, 2009 and is authorized to issue up to 75,000,000 shares of common stock with $0.001 par value.

On August 30, 2010, the Company sold 3,000,000 shares of common stock at par value to one of the directors for $3,000 in cash.

On September 11, 2010, the Company sold 3,000,000 shares of common stock at par value to the other director for $3,000 in cash.

For the period between September 20, 2010 and October 14, 2010, the Company sold 3,000,000 shares of its common stock at $0.01 per share in a private placement to 30 individuals for $30,000 in cash.

Note 7 – Discontinued Operations

On June 14, 2012, the Company discontinued its operations in Canada and sold its 100% ownership of FTHG Canada to a third party for cash payment of $1, and recorded a gain of $2,508 from the disposition of net liability of $2,509.

The Company has reflected the results of this business as discontinued operations in the consolidated statements of operations and comprehensive income (loss) for all periods presented. The assets and liabilities of this business are reflected as assets and liabilities of discontinued operations in the consolidated balance sheets for all periods presented.

Results of discontinued operations for the interim periods ended July 31, 2012 and 2011 are as follows:

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended	Ended	Ended	Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011

Operating expenses	$-	$16,939	$16,364	$33,934

Loss from discontinued operations, net of tax	$-	$16,939	$16,364	$33,934

The assets and liabilities classified as discontinued operations upon disposition on June 14, 2012 and October 31, 2011 were as follows:

	June 14, 2012	October 31, 2011

Cash	$21	$25,560

Net current assets of discontinued operations	$21	$25,560

Fixed assets, net	$1,603	$1,817

Net fixed assets of discontinued operations	$1,603	$1,817

Accounts payable and payroll tax payable	$4,133	$1,876

Net current liabilities of discontinued operations	$4,133	$1,876

Note 8 - Foreign Operations

Foreign Operations

The Company’s operations are substantially carried out in the United Kingdom (“UK”).  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the UK.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

Note 9 – Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

FINISHING TOUCHES HOME GOODS INC.
(A DEVELOPMENT STAGE COMPANY)
OCTOBER 31, 2011 AND 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Finishing Touch Home Goods, Inc.
(A development stage company)
Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Finishing Touch Home Goods, Inc., a development stage company, (the “Company”) as of October 31, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year ended October 31, 2011, for the period from December 8, 2009 (inception) through October 31, 2010 and for the period from December 8, 2009 (Inception) through October 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2011 and 2010 and the results of its operations and its cash flows for the fiscal year ended October 31, 2011, for the period from December 8, 2009 (inception) through October 31, 2010 and for the period from December 8, 2009 (inception) through October 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had a deficit accumulated during the development stage at October 31, 2011 and had a net loss and net cash used in operating activities for the fiscal year then ended, with nominal amount of revenues earned during the period.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
December 2, 2011

FINISHING TOUCHES HOME GOODS INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	October 31, 2011	October 31, 2010

ASSETS
CURRENT ASSETS:
Cash	$25,560	$33,852
Accounts receivable	-	8,273
Prepaid expenses	3,120	2,340
Total current assets	28,680	44,465

OFFICE EQUIPMENT
Office equipment	2,138	-
Accumulated depreciation	(321)	-
Office equipment, net	1,817	-

Total Assets	$30,497	$44,465

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$42,241	$9,100
Accrued expenses	-	7,000
Accrued compensation - officers	9,600	2,400
Advances from stockholder	2,198	2,198
Payroll taxes payable	1,492	-
Total current liabilities	55,531	20,698

Total liabilities	55,531	20,698

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.001 par value, 75,000,000 shares authorized;
9,000,000 shares issued and outstanding	9,000	9,000
Additional paid-in capital	27,000	27,000
Deficit accumulated during the development stage	(61,034)	(12,233)
Total stockholders' equity (deficit)	(25,034)	23,767

Total Liabilities and Stockholders' Equity (Deficit)	$30,497	$44,465

See accompanying notes to the consolidated financial statements.

FINISHING TOUCHES HOME GOODS INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the Period from	For the Period from
	Fiscal Year	December 8, 2009	December 8, 2009
	Ended	(inception) through	(inception) through
	October 31, 2011	October 31, 2010	October 31, 2011

REVENUE EARNED DURING THE DEVELOPMENT STAGE	$107,511	$11,423	$118,934
COST OF REVENUE	15,295	4,516	20,441
GROSS PROFIT	91,586	6,907	98,493

OPERATING EXPENSES:
Payroll expenses	53,229	-	53,229
Professional fees	39,157	7,000	46,157
Travel expense	19,375	4,167	23,542
Rent expense	7,418	2,276	9,694
Website development cost	9,207	-	9,207
Compensation - officers	7,200	2,400	9,600
Depreciation	321	-	321
General and administrative	3,608	3,294	6,902
Total Operating Expenses	139,515	19,137	158,652

LOSS FROM OPERATIONS	(47,929)	(12,230)	(60,159)

OTHER (INCOME) EXPENSES
Foreign currency transaction loss	872	3	875
Total Other (Income) Expenses, net	872	3	875

LOSS BEFORE INCOME TAXES	(48,801)	(12,233)	(61,034)
INCOME TAX PROVISION	-	-	-
NET LOSS	$(48,801)	$(12,233)	$(61,034)

NET LOSS PER COMMON SHARE:- BASIC AND DILUTED	$(0.01)	$(0.01)

Weighted average common shares outstanding:- basic and diluted	9,000,000	1,372,558

See accompanying notes to the consolidated financial statements.

FINISHING TOUCHES HOME GOODS INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM DECEMBER 8, 2009 (INCEPTION) TRHOUGH OCTOBER 31, 2011

	Common stock, $0.001 Par Value
	Number of Shares	Amount	Additional Paid-in Capital	Deficit Accumulated during the Development Stage	Total Stockholders' Equity (Deficit)

Balance, December 8, 2009 (Inception)	-	$-	$-	$-	$-

Issuance of common shares for cash at par on August 30, 2010	3,000,000	3,000	-	-	3,000

Issuance of common shares for cash at par on September 11, 2010	3,000,000	3,000	-	-	3,000

Issuance of common shares for cash at $0.01 per share for the period from September 20, 2010 through October 14, 2010	3,000,000	3,000	27,000	-	30,000

Net loss	-	-	-	(12,233)	(12,233)

Balance, October 31, 2010	9,000,000	9,000	27,000	(12,233)	23,767

Net loss	-	-	-	(48,801)	(48,801)

Balance, October 31, 2011	9,000,000	$9,000	$27,000	$(61,034)	$(25,034)

See accompanying notes to the consolidated financial statements.

FINISHING TOUCHES HOME GOODS INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the	For the Period from	For the Period from
	Fiscal Year	December 8, 2009	December 8, 2009
	Ended	(inception) through	(inception) through
	October 31, 2011	October 31, 2010	October 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(48,801)	$(12,233)	$(61,034)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	321	-	321
Changes in operating assets and liabilities:
Accounts receivable	8,273	(8,273)	-
Prepaid expenses	(780)	(2,340)	(3,120)
Accounts payable	33,141	9,100	42,241
Accrued expenses	(7,000)	7,000	-
Accrued compensation - officers	7,200	2,400	9,600
Payroll taxes payable	1,492	-	1,492
NET CASH USED IN OPERATING ACTIVITIES	(6,154)	(4,346)	(10,500)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of office equipment	(2,138)	-	(2,138)

NET CASH USED IN INVESTING ACTIVITIES	(2,138)	-	(2,138)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	36,000	36,000
Advances from stockholder	-	2,198	2,198

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	38,198	38,198

NET CHANGE IN CASH	(8,292)	33,852	25,560

Cash at beginning of period	33,852	-	-

Cash at end of period	$25,560	$33,852	$25,560

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Interest paid	$-	$-	$-
Income tax paid	$-	$-	$-

See accompanying notes to the consolidated financial statements.

FINISHING TOUCHES HOME GOODS INC.
(A DEVELOPMENT STAGE COMPANY)
OCTOBER 31, 2011 AND 2010
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – organization and operations

Finishing Touches Home Goods Inc.

Finishing Touches Home Goods Inc. (the “Company”) was incorporated under the laws of the State of Nevada on December 8, 2009.  The Company provides consulting services, installation, and sales of accessibility and safety products for residential and commercial buildings that require access by handicapped individuals or individuals with limited joint mobility.  All of the Company’s operations are carried out via third party independent contractors in the Russian Federation (“Russia”) in U.S. Dollars.

Formation of Finishing Touches Home Goods (Canada) Inc.

On May 5, 2010, the Company formed a wholly owned subsidiary, Finishing Touches Home Goods Inc., an Ontario, Canada Corporation (“FTHG Canada”).  FTHG Canada uses the U.S. Dollar as its reporting currency as well as its functional currency, however from time to time, FTHG Canada, incurs certain expenses in Canadian Dollars.

Note 2 – summary of significant accounting policies

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of consolidation

The accompanying consolidated financial statements include all of the accounts of the entities as of the reporting period ending date(s) and for the reporting period(s) as follows:

Entity	Reporting period ending date(s) and reporting period(s)

FTHG
As of October 31, 2011 and 2010 and for the fiscal year ended October 31, 2011, for the period from December 8, 2009 (Inception) through October 31, 2010 and for the period from December 8, 2009 (Inception) through October 31, 2011

FTHG Canada
As of October 31, 2011 and 2010 and for the fiscal year ended October 31, 2011, for the period from May 5, 2010 (Inception) through October 31, 2010 and for the period from May 5, 2010 (Inception) through October 31, 2011

All intercompany balances and transactions have been eliminated.

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  Although the Company has recognized nominal amount of revenues, it is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates and assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful lives of computer equipment; income tax rate, income tax provision and valuation allowance of deferred tax assets; its wholly-owned subsidiary’s functional currency and foreign currency exchange rate; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly.  Actual results could differ from those estimates.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, and payroll taxes payable approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders due to their related party nature.

Carrying value, recoverability and impairment of long-lived assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include office equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes.  The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

The impairment charges, if any, is included in operating expenses in the accompanying consolidated statements of income and comprehensive income (loss).

Fiscal year end

The Company elected October 31 as its fiscal year end date.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts.  The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Outstanding account balances are reviewed individually for collectability.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.  Pursuant to paragraph 310-10-50-2 of the FASB Accounting Standards Codification account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company has adopted paragraph 310-10-50-6 of the FASB Accounting Standards Codification and determine when receivables are past due or delinquent based on how recently payments have been received.

At October 31, 2011, there was no allowance for doubtful accounts.

The Company does not have any off-balance-sheet credit exposure to its customers.

Office equipment

Office equipment is recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of office equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (5) years.  Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates of the Company; b.  Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c.  trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f.  other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g.  Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of services.  Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Foreign currency transactions

The Company applies the guidelines as set out in Section 830-20-35 of the FASB Accounting Standards Codification (“Section 830-20-35”) for foreign currency transactions.  Pursuant to Section 830-20-35 of the FASB Accounting Standards Codification, foreign currency transactions are transactions denominated in currencies other than the U.S. Dollar, which is the Company’s reporting currency and functional currency.  Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid.  A change in exchange rates between the reporting currency and the currency in which a transaction is denominated increases or decreases the expected amount of reporting currency cash flows upon settlement of the transaction. That increase or decrease in expected reporting currency cash flows is a foreign currency transaction gain or loss that generally shall be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction generally shall be included in determining net income for the period in which the transaction is settled. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments.  Pursuant to Section 830-20-25 of the FASB Accounting Standards Codification, the following shall apply to all foreign currency transactions of an enterprise and its investees: (a) at the date the transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction shall be measured and recorded in the functional currency of the recording entity by use of the exchange rate in effect at that date as defined in section 830-10-20 of the FASB Accounting Standards Codification; and (b) at each balance sheet date, recorded balances that are denominated in currencies other than the functional currency or reporting currency of the recording entity shall be adjusted to reflect the current exchange rate.

Substantially all of the Company’s operations are carried out via third party independent contractors in the Russia in U.S. Dollars.  FTHG Canada uses the U.S. Dollar as its reporting currency as well as its functional currency, however from time to time, FTHG Canada, incurs certain expenses in Canadian Dollars. The change in exchange rates between the U.S. Dollar and the Canadian Dollar, the currency in which a transaction is denominated increases or decreases the expected amount of reporting currency cash flows upon settlement of the transaction. That increase or decrease in expected reporting currency cash flows is a foreign currency transaction gain or loss that generally is included in determining net income (loss) for the period in which the exchange rate changes.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at October 31, 2011 or 2010.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.   Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive shares outstanding for the fiscal year ended October 31, 2011 or for the period from December 8, 2009 (inception) through October 31, 2010.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

In May 2011, the FASB issued the FASB Accounting Standards Update No. 2011-04 “Fair Value Measurement” (“ASU 2011-04”).  This amendment and guidance are the result of the work by the FASB and the IASB to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs).

This update does not modify the requirements for when fair value measurements apply; rather, they generally represent clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement, including the following revisions:

•
An entity that holds a group of financial assets and financial liabilities whose market risk (that is, interest rate risk, currency risk, or other price risk) and credit risk are managed on the basis of the entity’s net risk exposure may apply an exception to the fair value requirements in ASC 820 if certain criteria are met. The exception allows such financial instruments to be measured on the basis of the reporting entity’s net, rather than gross, exposure to those risks.

•	In the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability consistent with the unit of account.

•	Additional disclosures about fair value measurements.

The amendments in this Update are to be applied prospectively and are effective for public entity during interim and annual periods beginning after December 15, 2011.

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “Comprehensive Income” (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 – going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As reflected in the accompanying consolidated financial statements, the Company had a deficit accumulated during the development stage at October 31, 2011, a net loss and net cash used in operating activities for the fiscal year then ended.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – office equipment

Office equipment, stated at cost, less accumulated depreciation at October 31, 2011 and 2010 consisted of the following:

	Estimated Useful Lives (Years)	October31, 2011	October 31, 2010

Office equipment	5	$2,138	$-
		2,138	-
Less accumulated depreciation		(321)	(-)
		$1,817	$-

Depreciation expense

Depreciation expense for the fiscal year ended October 31, 2011 and for the period from December 8, 2009 (inception) through October 31, 2010 was $321 and $0, respectively.

Note 5 – related party transactions

Advances from stockholder

From time to time, a stockholder of the Company provides advances to the Company for its working capital purposes. These advances bear no interest and are due on demand.

The stockholder advanced $0 and $2,198 in aggregate to the Company for the fiscal year ended October 31, 2011 and for the period from December 8, 2009 (inception) through October 31, 2010, respectively and the Company did not make any repayments toward these advances.

Consulting services from President and Chief Financial Officer

Consulting services provided by the President and Chief Financial Officer, accrued as compensation – officers for the fiscal year ended October 31, 2011and for the period from December 8, 2009 (inception) through October 31, 2010 were as follows:

	For the Fiscal Year Ended October 31, 2011	For the Period from December 8, 2009 (inception) through October 31, 2010

President	$4,800	$1,200
Chief Financial Officer	4,800	1,200
	$9,600	$2,400

Note 6 – stockholders’ equity (deficit)

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $.001 per share.

Common stock

On August 30, 2010, the Company sold 3,000,000 shares of its common stock at par to one of the directors for $3,000 in cash.

On September 11, 2010, the Company sold 3,000,000 shares of its common stock at par to the other director for $3,000 in cash.

For the period from September 20, 2010 through October 14, 2010, the Company sold 3,000,000 shares of its common stock at $0.01 per share in a private placement to 30 individuals for $30,000 in cash.

Note 7 – income tax

Deferred tax assets

At October 31, 2011, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $61,034 that may be offset against future taxable income through 2031.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $20,752, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $16,593 and $4,159 for the fiscal year ended October 31, 2011 and for the period from December 8, 2009 (inception) through October 31, 2010, respectively.

Components of deferred tax assets at October 31, 2011 and 2010 are as follows:

	October 31, 2011	October 31, 2010
Net deferred tax assets – Non-current:
Expected income tax benefit from NOL carry-forwards	$20,752	$4,159
Less valuation allowance	(20,752)	(4,159)
Deferred tax assets, net of valuation allowance	$-	$-

Income taxes in the consolidated statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Fiscal Year Ended October 31, 2011	For the Period from December 8, 2009 (inception) through October 31, 2010

Federal statutory income tax rate	34.0%	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%	(34.0)%
Effective income tax rate	0.0%	0.0%

Note 8 - foreign operations

Operations

Substantially all of the Company’s operations are carried out in the Russia.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Russia.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

Note 9 – subsequent events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

PROSPECTUS
FINISHING TOUCHES HOME GOODS INC.
3,000,000 SHARES

December 3, 2012

Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.